Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-162215

PROSPECTUS

Kelly Services, Inc.

Shareholder Investment Plan

Kelly Services, Inc. is pleased to offer you the opportunity to participate in our Shareholder Investment Plan, or the Plan. The Plan is designed to provide you with a convenient method to purchase shares of our Class A Common Stock, par value $1.00 per share, and to reinvest cash dividends in the purchase of additional shares.

The Plan is administered by the Bank of New York Mellon, an entity independent of, and not affiliated with, Kelly Services. The Plan Administrator, along with its designated affiliates maintains records, prepares and sends account statements to participants, and performs other duties related to the Plan.

This prospectus relates to 1,000,000 shares of our Class A Common Stock to be offered for purchase under the Plan. Shares of Class A Common Stock are non-voting.

Shares of Class A Common Stock purchased under the Plan will be, at our option, newly-issued shares, shares held in our treasury or shares purchased in the open market by the Plan Administrator.

This prospectus contains a summary of the material provisions of the Plan and should be retained for future reference.

Our Class A Common Stock is traded on the Nasdaq Global Market under the symbol “KELYA.” The average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Global Market on September 29, 2009 was $12.82 per share.

Investing in our Class A Common Stock involves risks that are referenced in “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2009.

Information About Kelly Services

Founded by William R. Kelly in 1946, Kelly Services, Inc. has delivered pioneering workforce solutions to customers in a variety of industries throughout our 63-year history. Our range of solutions and geographic coverage has grown steadily over the years to match the expanding needs of our customers.

We have evolved from a United States-based company concentrating primarily on traditional office staffing into a global workforce solutions leader with a breadth of specialty businesses. We currently assign professional and technical employees in the fields of creative services, education, legal and health care — while ranking as one of the world’s largest scientific staffing providers, and among the leaders in information technology, engineering and financial staffing. These specialty service lines complement our traditional expertise in office services, contact center, light industrial, and electronic assembly staffing. We also offer innovative talent management solutions for our customers including outsourcing, consulting, recruitment, career transition and vendor management services.

Kelly Services is organized as a Delaware corporation with its principal executive offices located at 999 West Big Beaver Road, Troy, Michigan 48084. Our telephone number is (248) 362-4444.

Key Features of the Plan

Enrollment:  If you currently own Class A Common Stock registered in your name, you may participate in the Plan by completing and returning an Enrollment Form. If you own Class A Common Stock, but your shares are currently held by a bank or broker in their name (i.e., “street name”), first you will need to register the shares in your name and then complete an Enrollment Form.

If you currently do not own any shares of Class A Common Stock, you can participate by making an initial cash investment of at least $250. Alternatively, you may authorize the monthly investment feature and initiate your investment with only $50 and a commitment for at least five sequential purchases.

Additional Investments:  Once you have enrolled, you may make additional investments in any amount from $25 up to a maximum of $10,000 per transaction not to exceed $100,000 per year by check, or through automatic monthly deductions from a qualified bank account.

Dividend Reinvestments:  You may reinvest all, some or none of your cash dividends in additional shares of Class A Common Stock. You may change your reinvestment election at any time.

Safekeeping of Shares:  All shares of Class A Common Stock purchased through the Plan will be held by the Plan Administrator in book-entry form in your account. If you hold Class A Common Stock certificates outside of the Plan, you may deposit those certificates for safekeeping with the Plan Administrator and those shares will be reflected in your Plan account.

Sale of Shares:  The Plan provides you with the ability to sell all or any portion of Class A Common Stock held in the Plan in book-entry form. You may also request to receive a certificate for these shares and sell the shares outside the Plan.

Fees:  There are certain enrollment, investment, trading and sales fees associated with the Plan.

More Information:  For more information about the Plan, please call the Plan’s toll free number, (866) 249-2607, or see our website at www.kellyservices.com.

Information About the Plan

Eligibility and Enrollment:

1.	How does a Kelly Services shareholder enroll in the Plan?

If you are already a Kelly Services shareholder of record (i.e., if you own shares that are registered in your name, not your broker’s), you may enroll in the Plan on line, by telephone, or by completing and returning an Enrollment Form to the Plan Administrator.

2.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate?

If you currently own shares of Kelly Services stock that are held on your behalf by a bank or broker (i.e., “street name”), you will need to arrange with your bank or broker to have at least one share registered directly in your name in order to be eligible to participate. Once the shares are registered in your name, you can enroll on line, by telephone, or complete an Enrollment Form. Alternatively, you may enroll in the Plan in the same manner as someone who is not currently a shareholder.

3.	I am not currently a shareholder. May I participate in the Plan?

You can make an initial cash investment in the Plan for as little as $250 but not more than $10,000. Your initial investment can be made:

Via on-line enrollment by:

Authorizing one deduction (minimum of $250) from your bank account;

Authorizing a minimum of five monthly $50 automatic deductions from your bank account; or

Opening your account on-line and sending your initial investment of $250 or more.

Using the Enrollment Form and:

Making one payment (minimum of $250) by check payable to Kelly Services, Inc./BNY Mellon or by authorizing a deduction from your bank account; or

By authorizing a minimum of five monthly $50 automatic deductions from your bank account.

4.  Are there fees associated with enrollment?

Participation in the Plan is subject to the following fees. These fees may change at any time and you will be notified of any changes.

FEE SCHEDULE

One-time enrollment fee in direct purchase plan	$5.00	*

Service fees and trading fees for the purchase of shares, including the reinvestment of dividends, will be paid by Kelly Services

Fees for the Sale of Shares

Fee on each sale of shares (full or partial)	$15.00
Trading fees (per shares)	$0.12
Fee for returned check or rejected automatic deductions	$35.00
Fee for duplicate statements	$20.00

*	If you are not a record holder, this enrollment fee will apply and will be deducted from your initial investment.

5.	Who may participate in the Plan?

All U.S. citizens are eligible to participate, whether or not they are currently shareholders. Foreign citizens are eligible to participate as long as their participation would not violate any laws in their home countries.

Additional Investments:

6.	What are the minimum and maximum amounts for additional investments?

The minimum amount for additional investments is $25 and the maximum amount per transaction is $10,000 not to exceed $100,000 during any calendar year.

7.	How do I make an additional investment?

If you already own Class A Common Stock and are enrolled in the Plan and want to make additional purchases, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect® or send a check to the Plan Administrator for each purchase. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the statement. Or, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. Additional cash purchases are subject to a minimum purchase requirement of $25 and a maximum of $10,000 per transaction not to exceed $100,000 annually.

8.	May I have additional investments automatically deducted from my bank account?

Yes. You may authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association.

•	To initiate this service, you may enroll over the Internet or send an Enrollment Form, with the “Automatic Additional Investments” section completed, to the Plan Administrator.

•	To change any aspect of the instruction, you may log into your account online or send a revised Enrollment Form, with the “Automatic Additional Investments” section completed, to the Plan Administrator.

•	To terminate the deductions, you must notify the Plan Administrator via the Internet or in writing.

Initial set-up, changes and terminations to the automatic deduction instructions will be made as soon as practicable. Once effective, funds will be deducted from your designated account on the 15th day of each month, or the next business day if the 15th is not a business day.

9.	Will I be charged fees for additional investments?

No. Any service fees or trading fees for purchases after the initial purchase will be paid for by Kelly Services.

10.	How are payments with “insufficient funds” handled?

If the Plan Administrator does not receive a payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Plan Administrator will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

In addition, an “insufficient funds” fee of $35.00 will be charged. The Plan Administrator may place a hold on the Plan account until the “insufficient funds” fee is received from you, or may sell shares from your account to satisfy any uncollected amounts.

11.	When will shares be purchased?

The Plan Administrator will buy shares on Friday of each week (or the next business day) if your funds are received no later than one business day before that day.

12.	What is the price of shares purchased under the Plan?

The purchase price for shares purchased by the Plan Administrator in the open market will be the average weighted price per share paid by the Plan Administrator for all purchases made that week for Plan participants. The purchase price for shares purchased from or sold to Kelly Services will be the average of the high and low sales price reported on the Nasdaq Global Market for the day of the transaction.

For automatic monthly purchases, shares will be purchased during the week after the week of the 15th, beginning on Friday of that week, if your enrollment material is received by the last business day of the previous month.

The Plan Administrator will use your investment to purchase as many full shares as possible and will use any amount remaining to purchase a fraction of a share.

Dividends:

13.	Must my dividends be reinvested automatically?

No. You may elect partial or no reinvestment of your dividends by completing the appropriate form obtained from the Plan Administrator. Unless you make an election, all cash dividends on shares you hold outside of the Plan will be paid to you, and dividends on shares in your Plan account will be reinvested automatically in additional shares of Class A Common Stock. If you choose partial investment, you must identify the percentage of shares in your account on which you would like to receive cash payments for dividends.

14.	When will my dividends be reinvested and at what price?

The reinvestment of your dividends will generally be completed within one week of the dividend payment date. The price of shares purchased with the dividends will be the weighted average price of all shares purchased with reinvested dividends.

Source of Stock:

15.	What is the source of Kelly Services stock purchased through the Plan?

At our option, share purchases will be made in the open market or directly from Kelly Services. Share purchases on the open market may be made on any stock exchange where Class A Common Stock is traded or by negotiated transactions on such terms as the Plan Administrator may reasonably determine. Neither we nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator.

Sale of Shares:

16.	How do I sell my shares?

You can sell some or all of the Plan shares you hold in book-entry form via the Internet, by telephone, or by providing written instructions to the Plan Administrator. Each account statement you receive will have a form for this purpose.

The Plan Administrator will sell shares daily. The sale price for your shares will be the average weighted price per share received by the Plan Administrator for all sales made that day for Plan participants. A $15.00 service charge and a service fee of $0.12 per share, which includes trading fees, will be deducted from your sale proceeds.

Please note that the Plan Administrator is not able to accept instructions to sell on a specific day or at a specific price.

If you prefer, you can withdraw shares from the Plan, at no cost to you, and sell them through a broker of your own choosing. Shares will normally be mailed to you within two business days of receipt of your instructions. If you sell a portion of your shares, the Plan Administrator will continue to reinvest the dividends on the percentage of shares previously authorized by you.

How Shares Are Held:

17.	How does the safekeeping service (book-entry shares) work?

All shares of Kelly Services stock that are purchased through the Plan will be held by the Plan Administrator and registered in book-entry form in your Plan account on the records of the Plan Administrator. If you hold Class A Common Stock certificates outside the Plan you may also, at any time, deposit those certificates for safekeeping with the Plan Administrator, and the shares represented by the deposited certificates will be included in book-entry form in your Plan account.

18.	How do I deposit my Kelly Services stock certificates with the Plan Administrator?

If you own shares of Class A Common Stock in certificated form, you may deposit your certificates for those shares with the Plan Administrator, free of charge. The Plan Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that is mailed to its address at 500 Ross Street, Room 0675, Pittsburgh, PA 15262, by USPS registered mail or by any overnight courier service.

Note: Mail loss insurance covers only the replacement of shares of stock and in no way protects against any loss resulting from fluctuations in the value of such shares.

19.	Are there any charges associated with this custodial service?

No. There is no cost to you either for having the Plan Administrator hold the shares purchased for you through the Plan or for having the Plan Administrator deposit the stock certificates you hold into your account.

20.	How can I receive a stock certificate?

Normally, stock certificates for shares purchased under the Plan will not be issued; rather shares will be registered in the name of the Plan Administrator or its nominee and credited to your Plan account. However, you may request a stock certificate by indicating your preference on the stub attached to your account statement and forwarding it to the Plan Administrator. There is no charge for this service. Stock certificates for fractional shares will not be issued under any circumstances.

Transfer of Shares:

21.	Can I transfer shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your Plan shares by sending the Plan Administrator written transfer instructions. Your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the participant’s account.

You may transfer shares to new or existing Kelly Services shareholders. However, a new Plan account will not be opened for a transferee as a result of a transfer of less than one full share. If you are opening a new Plan account for a transferee, you must include an Enrollment Form with the transfer instructions. If no indication is given, the new Plan account will be coded for full dividend reinvestment.

Withdrawal From the Plan:

22.	How do I close my Plan account?

You may terminate your participation in the Plan either by giving notice to the Plan Administrator or by completing the appropriate section of your account statement and returning it to the Plan Administrator. The Administrator will continue to hold your shares in book-entry form unless you request a certificate for the number of whole shares held in your Plan account and a check for the value of any fractional shares, or have all of the shares in your Plan account sold for you as described above and pay applicable fees and commissions.

The Plan Administrator will send you your proceeds, without interest, or your certificates as soon as is practicable. If a notice of withdrawal is received on or after the record date, but before the related dividend payment date, the Plan Administrator will not process your request until after the dividend reinvestment has posted to your account. Thereafter, cash dividends on shares you physically hold will be paid out to you and not reinvested in Class A Common Stock.

Administration:

23.	Who administers the Plan?

The Plan is administered by The Bank of New York Mellon — with certain administrative duties performed by its designated affiliates, Plan Administrator, acts as agent for Plan participants and keeps records, sends statements and performs other duties relating to the Plan.

Purchase and sales of Class A Common Stock under the Plan are made by an independent broker-dealer acting as purchasing agent for Plan participants. To the extent required by applicable law in certain jurisdictions, shares offered under the Plan are offered through an independent broker-dealer.

24.	How do I contact the Plan Administrator?

Enrollment, purchase or sale of share requests and other transactions or services offered by the Program should be directed to the Plan Administrator through the following:

Internet

You can enroll, obtain information and perform certain transactions on your account online via Investor ServiceDirect® (ISD). New investors establish a Personal Identification Number (PIN) when setting up their account. For existing shareholders to gain access, use the 12-digit Investor Identification Number (IID) which can be found in a bolded box on your check stub, statement or advice to establish your PIN. In order to access your account through ISD, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your 12-digit IID and self-assigned PIN.

To access Investor ServiceDirect® please visit the BNY Mellon Shareowner Services website at:
www.bnymellon.com/shareowner/isd

Telephone

Telephone shareholder customer service, including sale of shares, toll-free within the United States and Canada:

1-866-249-2607

International Telephone Inquiries:

1-201-680-6578

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

In Writing

You may also write to the Plan Administrator at the following address:

The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
P.O. Box 358035
Pittsburgh, PA 15252-8035

Be sure to include your name, address, daytime phone number, Investor I.D. number and a reference to Kelly Services, Inc. on all correspondence.

When communicating with the Plan Administrator, you should have available your account number and taxpayer identification number.

25.	What kind of reports will be sent to participants in the Plan?

You will receive a quarterly statement of account activity. Supplemental account statements will be provided for any month in which you make a cash investment or deposit or transfer or withdraw shares. You will also receive transaction statements promptly after each sale of shares under the Plan. You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax and other purposes. Duplicate statements will be provided upon request at a cost of $20.00 for each request.

Additional Information:

26.	How would a stock split or stock dividend affect my account?

Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Administrator will be credited to your book-entry position. Of course, you may request a certificate at any time for any or all of your shares.

27.	Can I vote my Plan shares?

Under the Plan, participants may purchase only shares of Class A Common Stock. As a general rule, shares of Class A Common Stock are non-voting. As a result, you will generally not be sent a proxy statement in connection with meetings of Kelly Services shareholders, including the annual meeting, and will not be entitled to vote at those meetings.

Under the Delaware General Corporation Law, however, there are certain conditions where shares of Class A Common Stock would have a right to vote. Please refer to the Section below entitled “Description of Capital Stock Voting” for more information on the limited voting rights of shares of Class A Common Stock. In that case, you will be sent a proxy statement, together with a proxy card. This proxy card, when duly signed and returned, will be voted as you indicate. Fractional shares will be aggregated and voted in accordance with the participant’s directions. If the proxy card is not returned or if it is returned unsigned, the shares will not be voted.

28.	Can the Plan be changed?

We may add to, modify or discontinue the Plan at any time. We will send you written notice of any significant changes.

Upon discontinuance of the Plan, we will return to you any uninvested automatic deductions from your bank account, any uninvested optional cash investments or initial investment, issue free of charge a certificate for full shares credited to your account and pay you in cash for any fractional shares credited to your account.

29.	What are the responsibilities of Kelly Services and the Plan Administrator?

Neither Kelly Services nor the Plan Administrator, The Bank of New York Mellon, will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that accompany each investment or activity.

Participants should recognize that neither Kelly Services nor the Plan Administrator can promise a profit or protect against a loss on the Class A Common Stock purchased under the Plan.

Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by our Board of Directors at its discretion, depending upon future earnings, the financial condition of Kelly Services and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

Risk Factors

Before investing in shares of our Class A Common Stock, you should carefully consider the specific risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 28, 2008 and in the other reports and documents we file with or furnish to the Securities and Exchange Commission, or

SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on how to obtain a copy of our Annual Report and such other reports and documents.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained or incorporated by reference in this prospectus are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or variations or negatives thereof or by similar or comparable words or phrases. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by us that may be provided by management are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company and economic and market factors in the countries in which we do business, among other things. These statements are not guarantees of future performance, and we have no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, competitive market pressures including pricing, changing market and economic conditions, material changes in demand from large corporate customers, availability of temporary workers with appropriate skills required by customers, increases in wages paid to temporary workers, liabilities for client and employee actions, foreign currency fluctuations, changes in laws and regulations (including federal, state and international tax laws), our ability to effectively implement and manage our information technology programs, and our ability to successfully expand into new markets and service lines.

Certain risk factors are discussed more fully under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 28, 2008 and the other reports and documents we file with or furnish to the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of our Annual Report and such other reports and documents.

Federal Income Tax Consequences

You should consult with your tax advisor for a complete analysis of the tax consequences of participating in the Plan. Cash dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Plan Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income.

You will not realize a gain or loss for U.S. federal income tax purposes upon a transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize a gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis thereof. In order to determine the tax basis for shares in your account, you should retain all account and transaction statements.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Plan Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with Internal Revenue Service regulations. Where applicable, this withholding tax is determined by treaty between the U.S. and the country in which the participant resides. In addition, dividends paid on shares in Plan accounts are subject to the backup withholding provisions of the Internal Revenue code. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for investment in additional shares of Class A Common Stock.

Use of Proceeds

Kelly Services will receive proceeds from the purchase of Class A Common Stock pursuant to the Plan only to the extent that such purchases are made directly from it, and not from open market purchases by the Administrator. Proceeds received by Kelly Services (the amount of which cannot be estimated) will be used for general corporate purposes.

Description of Capital Stock

This section contains a description of our capital stock. This description includes not only our Class A Common Stock, but also our Class B Common Stock, which affect the Class A Common Stock. This description summarizes some of the provisions of our Restated Certificate of Incorporation, a copy of which has been filed as Exhibit 3.1 to a Current Report on Form 8-K filed with the SEC on May 8, 2009. If you want more complete information, you should read the provisions of our Restated Certificate of Incorporation that are important to you.

Our authorized capital stock consists of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock. As of July 24, 2009, we had outstanding 31,479,908 shares of Class A Common Stock and 3,459,785 shares of Class B Common Stock.

Rights to Dividends and on Liquidation

Each share of Class A Common Stock and Class B Common Stock is entitled to share equally in dividends when and as declared by our Board of Directors; provided that (i) no cash dividend payable on the shares of the Class B Common Stock can be declared unless the Board of Directors at the same time declares a cash dividend on the shares of the Class A Common Stock at a rate which is not less than the rate of the cash dividend payable on the shares of the Class B Common Stock (but a cash dividend may be declared on the Class A Common Stock without declaring a cash dividend on the Class B Common Stock), and (ii) no dividend payable in shares of the Class B Common Stock can be declared on the Class A Common Stock (but a dividend payable in shares of Class A Common Stock may be declared on the Class A Common Stock or the Class B Common Stock and a dividend payable in shares of Class B Common Stock may be declared on the Class B Common Stock). Upon liquidation, each share of Class A Common Stock and Class B Common Stock is entitled to share equally in our assets available for distribution to the holders of those shares.

Voting

All voting power is vested exclusively in the holders of Class B Common Stock. Except as provided in the Delaware General Corporation Law, shares of Class A Common Stock have no voting rights. Under the Delaware General Corporation Law, however, under certain conditions shares of Class A Common Stock would have a right to vote on a proposal to amend our Certificate of Incorporation, a merger or consolidation of Kelly Services, a proposal to sell, lease or exchange all or substantially all of the assets of Kelly Services, or a proposal to voluntarily dissolve Kelly Services.

Conversion of Class B Common Stock

Each share of Class B Common Stock is convertible, at the option of the shareholder and at any time, into one share of Class A Common Stock.

Preemptive Rights

Holders of Class B Common Stock have the preemptive right to purchase additional shares of Class B Common Stock (or any other voting stock or any security convertible into voting stock) issued at anytime by Kelly Services. Holders of Class A Common Stock do not have preemptive rights to purchase additional securities if we issue additional securities.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Kelly Services, Inc. for the year ended December 28, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware and our Restated Certificate of Incorporation and By-laws provide for indemnification of directors and officers and other persons in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Kelly Services pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to us and our Class A Common Stock, reference is made to that Registration Statement and the exhibits and schedules to the Registration Statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Kelly Services.

Our Class A Common Stock is quoted on the Nasdaq Global Market under the symbol “KELYA.”

General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.kellyservices.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the shares covered by this prospectus or the sale of shares pursuant to this prospectus is terminated. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2008;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29 and June 28, 2009;

•	our Current Reports on Form 8-K filed with the SEC on April 28, May 8, August 5, September 18 and September 29, 2009;

•	our definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2009; and

•	the description of our Class A Common Stock included in our Registration Statement on Form 8-A, as filed with the SEC on June 14, 1984, including any amendments or reports filed for the purpose of updating that description.

Information in Current Reports on Form 8-K furnished to the SEC, including under Item 2.02 or 7.01 of Form 8-K, prior to, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

You may request a copy of these filings (other than an exhibit to any filing unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Kelly Services, Inc.
999 West Big Beaver Road
Troy, Michigan 48084
(248) 362-4444
Attention: James M. Polehna
Sr. Director — Investor Relations